EXHIBIT 99.1

COLLECTORS UNIVERSE, INC.
P.O. Box 6280
Newport Beach, CA 92658
NasdaqNM: CLCT

FOR IMMEDIATE RELEASE
January 2, 2003

COLLECTORS UNIVERSE NAMES MICHAEL HAYNES
CHIEF EXECUTIVE OFFICER AND DIRECTOR;

A. J. MOYER APPOINTED AS A NEW INDEPENDENT
BOARD MEMBER

NEWPORT BEACH, Calif., January 2, 2003 — Collectors Universe, Inc. (Nasdaq NMS: CLCTD), the leading provider of value-added grading and authentication services and products to dealers and collectors of high-end collectibles, today announced the appointment of Michael Haynes to the position of Chief Executive Officer, succeeding Roger W. Johnson. The Company also reported the appointment of A.J. “Bert” Moyer to the Board of Directors, filling the vacancy created by the resignation of James O’Neal in December 2002.

Chief Executive Officer Michael Haynes

Michael Haynes joins Collectors Universe as Chief Executive Officer effective January 1, 2003. Mr. Haynes has served as President, Chief Operating Officer and/or Chief Financial Officer of eight companies in collectibles, precious metals, specialty retail, distribution, e-commerce and manufacturing businesses, making significant contributions in managing their growth and success. Overall, Mr. Haynes brings more than 25 years of experience in managing the growth and development of fast growing companies, which includes over 19 years experience in managing both public and private companies engaged in the business of selling collectibles at auction, retail and wholesale. As a result, he is particularly well qualified to lead Collectors during the growth phase of its auction and retail collectibles sales businesses.

Mr. Haynes was one of the co-founding board members of the Industry Council for Tangible Assets, a Washington, D.C. trade association for dealers and auctioneers of tangible and collectible assets, where he served for nine years.

Mr. Haynes holds a Master’s Degree in Business and a Bachelor of Science Degree in Mechanical Engineering, both from Southern Methodist University. He is a Certified Public Accountant and a Certified Financial Planner.

“Thanks to the tenure of Roger Johnson along with the strong execution of the management team, Collectors Universe has established a solid foundation for future profitable growth,” said Michael Haynes. “I am enthusiastic about the expansion that can be realized using the core competencies and expert resources that have been assembled by this Company. We have a substantial opportunity and ability to dramatically broaden our customer base with scalable services in our three prime categories of coins, sports and entertainment. I look forward to the powerful strides we can continue to make in the areas of grading and authentication services and products for high end collectibles.”

“We are fortunate to be bringing on board a leader with comprehensive knowledge of our industry and a core expertise in business growth and development,” said Roger W. Johnson. “Haynes’ background will serve the Company well at this stage in our development and as we execute on our continuing strategies aimed at expanding our markets. With his proven ability and strong track record of success in the collectibles business, he is ideally suited for his new role with Collectors Universe.”

Johnson resigned from the positions of Chairman and CEO in accordance with his stated intentions when he joined the Company in October 2001. His resignation, which is effective December 31, 2002, follows the achievement of his stated goals of overseeing the Company’s return to profitability and helping to improve its systems and processes to support continuing profitable growth. Johnson will assist the Company for a period of time to facilitate the CEO transition.

Director A.J. “Bert” Moyer

A.J. “Bert” Moyer has been appointed to the Company’s Board of Directors effective January 2, 2003 to serve as an additional independent director. Mr. Moyer enjoys an extensive background in financial, sales and marketing management for public and private companies in a range of industries. Recently, he served in the positions of Executive Vice President, Chief Financial Officer and Interim VP Americas for QAD Inc. Earlier, he served as Chief Financial Officer for public companies such as Allergan, Inc., Coldwell Banker Corp., Western Digital Corporation and National Semiconductor Corp.

Mr. Moyer serves on the Board of Directors for QAD Inc., and EarthShell Corp. He is a guest lecturer on the topics of finance for the University of California at San Diego and Irvine and is a member of the Financial Executive Institute.

“Bert Moyer’s wide-ranging background brings added diversity to our Board,” said Chairman A. Clinton Allen. “His depth of expertise in finance and marketing for emerging growth companies is an ideal fit for Collectors Universe as we move forward with our strategies for continued profitable growth. His experience as a Chief Financial Officer for other public companies also makes him an ideal addition to the Board’s Audit Committee. We enthusiastically welcome him to our Company.”

The Company expects that Mr. Moyer’s appointment to the Board will enable it to regain compliance with Nasdaq’s listing standards, which require that a board of directors have at least three independent members who also serve on its audit committee.

About Collectors Universe

Collectors Universe, Inc. is the leading provider of products and essential services to the high-end collectibles market. The Collectors Universe brands, including Professional Sports Authenticator (PSA) are among the strongest and best known in their respective markets. The Company grades and authenticates collectible coins, sports cards, stamps, and autographs. The Company engages in collectibles commerce, selling coins, currency, sportscards and sports memorabilia, and entertainment memorabilia through direct sales, auctions, catalogs, and the Internet. The Company also compiles and publishes authoritative information about collectible sportscards and sports memorabilia, United States and world coins, and entertainment memorabilia. This information is accessible to collectors and dealers at the Company’s website, www.collectors.com, and is also published in print.

Forward-Looking Statement Disclaimer

This news release contains statements regarding our expectations about our future financial performance that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Our actual results in the future may differ, possibly materially, due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: changes in general economic conditions, including a potential further slowing of the economy, and changes in conditions in the collectibles markets in which we operate, such as a possible decline in the popularity of some high-end collectibles that could reduce the volume of grading submissions and therefore the grading fees we generate and the volume of collectible sales that we are able to make; increases in competition for and difficulties in obtaining consignments of collectibles that could reduce the size and profitability of our auctions; potential losses on owned collectible merchandise or the need to adjust these inventories to fair market value; and seasonality and potential fluctuations in quarterly operating results and quarterly cash flows; and the dependence on a limited number key management personnel the loss of any of which could adversely affect future financial performance. Certain of these risks and uncertainties, in addition to other risks, are more fully described in our Prospectus dated November 4,1999, which was part of our Registration Statement on Form S-1 filed with the Securities and Exchange Commission and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001. These forward-looking statements are made only as of the date of this news release and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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